CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Institutional Government Money Market Fund:

We consent to the use of our report dated July 26, 2017, with respect to the financial statements and financial highlights of Oppenheimer Institutional Government Money Market Fund, formerly Oppenheimer Institutional Money Market Fund, as of May 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

September 26, 2017